EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST
DECLARES NOVEMBER CASH DISTRIBUTION

    Dallas, Texas, November 17, 2006 - Bank of America, N.A., as Trustee of the Cross Timbers Royalty Trust (NYSE - CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.570012 per unit, payable on December 14, 2006, to unitholders of record on November 30, 2006. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month	21,000	217,000	$59.47	$8.06 (a)

Prior Month	22,000	202,000	$67.21	$7.45

(a)	Excludes $1,155,000 related to lawsuit settlement proceeds for the underpayment of royalties on certain San Juan Basin properties, which increases the average price to $13.99 per Mcf.

   The November 2006 distribution includes lawsuit settlement proceeds related to the underpayment of royalties on certain San Juan Basin properties. Based on the information received by XTO Energy, the current month distribution includes additional royalties in the amount of $1,500,000, or approximately $0.25 per unit. Of this amount, $345,000, or approximately $0.06 per unit, is interest income.

     For more information on the Trust, please visit our web site at www.crosstimberstrust.com.

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Contact:	Nancy G. Willis Vice President Bank of America, N.A. Toll Free - 877/228-5084 www.crosstimberstrust.com